Exhibit 99.1

News Release

Marina Biotech Announces Second Quarter 2015 Financial Results

Company highlights corporate accomplishments in 2015

BOTHELL, WA (August 13, 2015) – Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, today reported financial results for the three months ended June 30, 2015.

Corporate accomplishments thus far in 2015:

•	Raised $1.1 million through the issuance of convertible preferred stock in a financing led by current investors Steven Newby and James Stebbins.
•	Received a $0.4 million prepayment of a milestone under our December 2011 SMARTICLES license agreement with Mirna Therapeutics.
•	Granted Food and Drug Administration Fast Track designation for CEQ508, an investigational RNAi therapeutic for the treatment of Familial Adenomatous Polyposis.
•	Announced that licensee Mirna Therapeutics reported delivering a double-stranded miRNA mimic to white blood cells of patients with multiple tumor types with SMARTICLES.
•	Expanded worldwide patent protection for the company’s TransKingdom RNAi (tkRNAi) technology with the issuance of US Pat. No. 9,012,213 and the allowance of US 13/196,436. The tkRNAi technology has existing patent protection in Europe, Japan, Korea, Australia, and Canada. The patents broadly cover a wide range of vectors for bacterial mediated gene silencing, as well as the fundamental invasive bacterium for delivering RNA therapeutics.
•	Expanded worldwide patent protection for the company’s SMARTICLES nucleic acid delivery technology with issuances and allowances in Canada (Patent 2,665,783), Europe (EP 07856910.0) and Japan (No. 2010-528325). The patents include the SMARTICLES formulations currently in Phase I and Phase II clinical studies through our licensees Mirna Therapeutics and ProNAi Therapeutics.
•	Expanded worldwide patent protection for the company’s Di-terminal Amino Acid Lipids (DILA2) nucleic acid delivery technologies in Japan, Europe, and Israel.

“Marina Biotech continues to build momentum in 2015,” stated J. Michael French, president & chief executive officer of the company. “Our near term focus is on closing licensing and partnering transactions in order to bring in additional capital to move our pipeline forward. With our recent financing, I believe we have enough runway to close those licensing and partnering transactions, as well as to pursue some limited activities intended to advance our preclinical programs. Further, the recent FDA Fast Track designation for CEQ508 has significantly increased the potential value of this program and likely opened additional licensing opportunities. We are encouraged by our progress over the past several months and believe the second half of 2015 will be transformative for the company.”

Cash and Assets

At June 30, 2015, we had cash of $0.73 million and assets totaling $7.6 million, compared to cash of $1.8 million and assets totaling $9.2 million at December 31, 2014. Subsequent to the quarter close, on August 5, 2015, we entered into a Securities Purchase Agreement pursuant to which we sold 220 shares of our Series D Convertible

Preferred Stock, and price adjustable warrants to purchase up to 3.44 million shares of our common stock at an exercise price of $0.40 per share, for an aggregate purchase price of $1.1 million.

Net Loss

Net income for the three months ended June 30, 2015 was $0.9 million compared to net income of $3.9 million for the three months ended June 30, 2014. The lower net income in the current quarter is due primarily to the change in the fair value of price adjustable warrants along with an increase in operating expenses.

Revenue

The company recorded revenue of $0.4 million for the three months ended June 30, 2015. The company had no revenue for the three months ended June 30, 2014.

Operating Expenses

Research and development (R&D) costs increased from $0.05 million for the three months ended June 30, 2014 to $0.2 million for the three months ended June 30, 2015, due primarily to increased stock compensation expense. General and administrative (“G&A”) costs increased from $0.6 million for the three months ended June 30, 2014 to $1.2 million for the three months ended June 30, 2015. G&A increases were primarily due to legal and accounting fees related to regaining compliance with reporting obligations under the Securities Exchange Act of 1934 and increased personnel-related expenses.

Other Income and Expense

Net other income and/or expense decreased from income of $4.6 million in the three months ended June 30, 2014 to income of $1.9 million for the three months ended June 30, 2015, due primarily to the change in the fair value measurements for price adjustable warrants. This change in fair value is related to stock price decreases in each period decreasing the fair value of certain liabilities and derivatives.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, MiNA, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ

2

materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For media inquiries:

Ryan Ferrell

ryan.ferrell@hdmz.com

Desk/Mobile: (312) 506-5202

For partnership inquires:

J. Michael French

President and CEO

Marina Biotech, Inc.

admin@marinabio.com

(425) 892-4322

3

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
(In thousands, except share and per share data)	2014	2015
ASSETS
Current assets:
Cash	$1,824	$726
Accounts receivable	500	-
Prepaid expenses and other current assets	192	83
Total current assets	2,516	809
Intangible assets	6,700	6,700
Other assets	-	45
Total assets	$9,216	$7,554
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$687	$502
Accrued payroll and employee benefits	183	271
Other accrued liabilities	1,072	1,349
Total current liabilities	1,942	2,122
Fair value liability for price adjustable warrants	9,225	5,582
Fair value of stock to be issued to settle liabilities	75	-
Deferred tax liabilities	2,345	2,345
Total liabilities	13,587	10,049
Commitments and contingencies
Stockholders’ deficit:
Series C convertible preferred stock, $.01 par value; 100,000 shares authorized, 1,200 and 1,110 shares issued and outstanding at December 31, 2014 and June 30, 2015, respectively (preference in liquidation of $5,550,000 at June 30, 2015)	-	-
Common stock, $0.006 par value; 180,000,000 shares authorized, 25,523,216 and 26,451,237 shares issued and outstanding at December 31, 2014 and June 30, 2015, respectively	153	159
Additional paid-in capital	333,264	333,816
Accumulated deficit	(337,788)	(336,470)
Total stockholders’ deficit	(4,371)	(2,495)
Total liabilities and stockholders’ deficit	$9,216	$7,554

4

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2014	2015	2014	2015
Revenue:
License and milestone	$-	$400	$-	$400

Operating expenses:
Research and development	49	230	95	484
General and administrative	622	1,192	1,139	2,253
Total operating expenses	671	1,422	1,234	2,737
Loss from operations	(671)	(1,022)	(1,234)	(2,337)
Other income (expense):
Interest and other expense	-	-	(1,007)	-
Change in fair value liability for price adjustable warrants	4,545	1,914	(769)	3,643
Change in fair value of stock reserved for issuance to settle liabilities	-	-	(2,455)	-
Gain on foreign exchange	2	-	2	-
Gain on debt extinguishment	-	-	4	-
Gain on settled liabilities	45	12	302	12
Total other income (expense), net	4,592	1,926	(3,923)	3,655
Net income (loss) applicable to common stockholders	3,921	904	(5,157)	1,318
Deemed dividend related to discount on beneficial conversion feature in Series C convertible preferred shares	-	-	(6,000)	-
Net income (loss) applicable to common stockholders	$3,921	$904	$(11,157)	$1,318

Net income (loss) per common share
Basic	$0.15	$0.03	$(0.47)	$0.05
Diluted	$0.11	$(0.03)	$(0.47)	$(0.08)

Shares used in computing net income (loss) per share
Basic	25,633	26,036	23,563	26,036
Diluted	34,801	30,293	23,563	30,293

5

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)	2014	2015
Operating activities:
Net income (loss)	$(5,157)	$1,318
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash (gain) on debt extinguishment	(4)	-
Non-cash interest expense	1,007	-
Non-cash license expense	-	(120)
Non-cash gain on settlement of liabilities	(302)	(12)
Compensation related to stock options and warrants	107	296
Gain on foreign exchange transactions	(2)	-
Changes in fair market value of liabilities
Stock reserved for issuance to settle liabilities	2,455	-
Price adjustable warrants	769	(3,643)
Cash changes in assets and liabilities
Accounts receivable	5	500
Prepaid expenses and other assets	43	64
Accounts payable	(561)	(173)
Accrued and other liabilities	(626)	431
Net cash used in operating activities	(2,266)	(1,099)

Financing activities:
Proceeds from sales of Series C preferred shares and warrants, net	5,929	-
Cash payments of notes payable	(250)	-
Insurance financing	(5)	-
Proceeds from exercise of warrants for common stock	-	1
Net cash provided by financing activities	5,674	1
Net increase (decrease) in cash	3,408	(1,098)
Cash — Beginning of period	909	1,824
Cash — End of period	$4,317	$726
Supplemental disclosure of cash flow information and non-cash financing activities:
Cash paid for interest	$83	$-
Reclassification of fair value liability for price adjustable warrants exercised	$1,862	$-
Issuance of common stock to settle liabilities	$3,474	$195
Fair value of warrants issued to purchase common stock to settle liabilities	$-	$65
Debt conversion to common stock	$1,479	$-
Deemed dividend to Series C convertible preferred stockholders	$6,000	$-
Par value of common stock issued upon conversion of Series C convertible preferred stock	$-	$4

6